EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of  March 1, 2001 (the “Effective Date”), by and between THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG, an Ohio state bank with its principal office located at 6 West Jackson Street, Millersburg, Ohio 44654 (“Bank”), and C. James Bess, a resident of Michigan (“Employee”).

W I T N E S S E T H:

WHEREAS, Bank is a state bank duly organized and validly existing under the laws of the state of Ohio and engages in banking activities;

WHEREAS, Employee has knowledge, experience and expertise in the area of business of Bank, and Bank wishes to obtain the benefits of Employee’s knowledge, experience and expertise; and

WHEREAS, Bank desires to employ Employee on the terms and subject to the conditions set forth herein and subject to approval, permission and determinations of safety, soundness and fairness of any and all regulatory entities, and Employee is willing to accept employment on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.

Employment.  On the terms and subject to the conditions set forth in this Agreement and subject to approval, permission and determinations of safety, soundness and fairness of any and all bank regulatory entities, Bank shall employ Employee to serve as President and Chief Executive Officer of the Bank, and perform all services and duties customarily accompanying the position.

Employee shall devote Employee’s entire productive time, ability and attention to the business of Bank and shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without prior consent of the Board of Directors.  The Employee will provide the Bank his best professional efforts and a minimum forty (40) to fifty (50) productive hours per week.

2.

Compensation.

2.1

Base Salary.  As consideration for Employee's services as an employee hereunder, Bank agrees to pay Employee, and Employee agrees to accept, an annual base salary of $300,000 (“Base Salary”).  The Base Salary, as so determined, shall be payable in equal biweekly installments.  It is further understood and agreed that during the term of Employee’s status as an Employee, Employee shall be subject to the withholding of taxes as required by law.

2.2

Bonus.  Employee shall be eligible to receive a bonus of 10% to 30% of Base Salary if, based on the audited financial statements of Bank for years 2001 and 2002, the return on assets exceeds one percent (1%).  The Board of Directors shall determine what percentage between 10% and 30% shall be paid to the Employee with consideration for the Employee’s overall performance for each year.  The Bonus shall be paid to Employee within ninety (90) days after the end of the period during which the Bonus is earned.  Notwithstanding the above, for purposes of computing the ROA for the year ended December 31, 2001, any income or profits of Bank attributable to the decrease in the allowance for the loan loss with respect to Petty Marine, Inc. or the Black Diamond Golf Course shall be disregarded.

2.3

Benefits.  Employee shall be entitled to participate in any insurance or other benefit plans now or hereafter provided or made available to employees of Bank generally; provided, however that nothing contained in this Agreement shall require Bank to establish, maintain or continue any such benefits already in existence or hereafter adopted for employees of Bank.

2.4       Vacation.  Employee shall be entitled to annual vacation and leave time of four (4) weeks at full pay with no more than two (2) weeks to be taken consecutively without Board of Directors approval.  Unused vacation time may not be carried from one year to another year, but may be forfeited annually by the Employee in exchange for compensation based on base annual salary.

2.5

Stock Options.  Employee is hereby granted an option to purchase up to twenty thousand (20,000) common shares of CSB Bancorp, Inc. for $15.00 per share.  This option shall expire on March 1, 2006.

2.6

Automobile Allowance.  Employee shall receive a monthly automobile allowance of $l,000 payable on the 30th of each month, commencing March 30, 2001, during the contract period to cover mileage, lease payments, upkeep, insurance, and miscellaneous associated expenses.

2.7

Housing Allowance.  Employee shall receive a monthly housing allowance of $1,000 payable on the 30th of each month, commencing March 30, 2001, during the contract period.

3.

     Residence.

3.1

        Residence.  Employee shall establish has primary residence during the contact period in Holmes County, Ohio.  However, Bank understands that Employee may, from time to time, be required to return to his existing Michigan residence on weekends to perform maintenance on that residence or to visit friends or family.  On all such weekends, Bank acknowledges that Employee may depart early on Friday and return late to work on the following Monday without that time being charged as vacation.

4.

Term and Termination.

4.1

Term.  Employee shall be employed for a two (2) year term commencing on the Effective Date hereof, and ending on the anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement.

4.2

Termination.

(a)

Death or Disability.  If Employee dies or becomes disabled to the extent that Employee cannot perform his duties under this Agreement for a period of more than sixty (60) consecutive days (the “Disability Period”), this Agreement shall cease and terminate on the date of Employee’s death or conclusion of the Disability Period, as applicable.

(b)

Termination for Cause or with Good Reason.  If this Agreement is terminated by Bank for Cause (as defined herein) or by Employee with Good Reason (as defined herein), this Agreement and the employment of Employee shall cease and terminate as of such date.  “Cause” shall be defined as (i) commission of an act of dishonesty in the course of Employee's duties hereunder;  (ii) conviction (whether as a result of a trial or plea, including a plea of nolo contendere) by a court of competent jurisdiction of a crime constituting a felony or conviction (whether as a result of a trial or plea, including a plea of nolo contendere) with respect to any act involving fraud, dishonesty, or moral turpitude; (iii) Employee's continued, habitual intoxication or performance under the influence of controlled substances during working hours; (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism or (v) Employee’s continued  inability or refusal to perform the duties and responsibilities described in this Agreement and any Exhibits hereto, if (A) Bank shall have given Employee prior written notice of the reason therefore and (B) a period of ten (10) days following receipt by Employee of such notice shall have lapsed and the matters which constitute or give rise to such Cause shall not have been cured or eliminated by Employee.  “Good Reason” shall be defined as (i) a reduction in Employee's rate of Base Salary; (ii) a transfer of Employee's primary place of employment to a location more than twenty-five (25) miles from the city limits of Millersburg, Ohio, without written consent of Employee; (iii) a change in Employee's title or position to one that is generally considered in the industry to have less responsibility or authority; or (iv) a material breach of this Agreement by Bank, which shall not have been cured within ten (10) days after Employee shall have advised Bank in writing of his or her intention to terminate his or her employment for Good Reason in the event such condition shall not have been cured, provided, however, that if such conditions are of a nature that same cannot be cured or eliminated within such ten (10) day period, such period shall be extended for up to thirty (30) days if Bank shall be endeavoring diligently and in good faith to cure or eliminate such conditions.

4.3

Termination Without Cause.  Bank may terminate Employee’s employment at any time without Cause, by giving thirty (30) days advance notice in writing to Employee

4.4

Employee’s Rights Upon Termination.  In the event that this Agreement is terminated by Bank without cause or is terminated by Employee for Good Reason, Employee shall receive all Base salary to be paid according to this Agreement through February 28, 2003 plus one (1) year Base Salary.  Such amount shall be paid on an accelerated basis in a lump sum on the termination date.  Additionally, Employee shall be entitled to participate, at the Bank’s expense, in the employee benefits provided pursuant to Section 2.3 above for one (1) year from the termination date.  The stock option entitlement under Section 2.5 shall remain in full force and effect through March 1, 2006.  Employee’s rights upon termination shall be subject to determinations of safety, soundness and fairness of any and all regulatory entities.  In the event that this Agreement is terminated by Bank for Cause, Employee shall be entitled to receive all pay and benefits earned through the date of termination with any benefits being paid in arrears being prorated through the date of termination.  The stock option entitlement under Section 2.5 shall terminate thirty (30) business days after such termination by Bank for cause.

5.

Covenant Not to Compete.  From March 1, 2001 and for a period of one (1) year following the termination of this Agreement for any reason, Employee shall not, without prior written consent of Bank, engage in any business activity, directly or indirectly, on his own behalf or as a partner, shareholder (except by ownership of less than five percent (5%) of the stock of a publicly-held bank or corporation), director, trustee, principal, agent, employee, consultant or otherwise, with any bank, thrift, savings and loan or credit union having an office or branch within a 25-mile radius of any of Bank’s offices or branches.

6.

Change in Control.

6.1

Change in Control.  Upon the occurrence of a Change in Control (as herein defined) the Bank shall provide Change in Control Benefits to Employee as set forth below.  A “Change in Control” for the purposes of this Agreement shall be deemed to have occurred if either (i) any person, together with his, her or its Affiliates or Associates, acquires beneficial ownership, directly or indirectly, of shares of CSB Bancorp, Inc. ("CSB"), entitling such person, together with such Affiliates or Associates, to cast more than twenty percent (20%) of the votes eligible to be cast at any meeting of shareholders of CSB, (ii) a change occurs in the acquisition of the ability to control the election of a majority of CSB's or Bank's directors, (iii) a change occurs in the acquisition of a controlling influence over the management or policies of CSB or Bank by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of CSB (the "Existing Board") cease for any reason to constitute at least a majority thereof, provided that any individual whose election or nomination for election as member of the Existing Board was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director.  For purposes of this definition, a person shall be deemed the “beneficial owner” of any shares of CSB (i) which such person or any of its Affiliates or Associates, as defined below, beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates, has directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of CSB.  For purposes of this Agreement, a  “person” shall mean any individual, firm, company, partnership, other entity or group, and the terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as of the date hereof.  Provided however, that a Change of Control shall not be deemed to have resulted from any transfer (i) to CSB; (ii) to a fiduciary for the benefit of the transferring owner or his spouse or lineal descendants or (iii) by will or by operation of the laws of descent and distribution.

6.2

Change in Control Benefits.    The Change in Control benefits that Employee shall be entitled to receive in accordance with the provisions hereof are as follows:

(a)

Employee shall receive a cash payment equal to the remaining Base Salary portion of this Agreement through February 28, 2003 plus one (1) year Base Salary, all in a lump sum at the closing of the Change of Control event.  The stock option entitlement under paragraph 2.5 of this Agreement shall remain in full force and effect.

(b)

Employee shall receive continued coverage for one (1) year under a health plan with benefits the same or similar to those Employee had with Bank prior to the change in Control.

6.3

Tax Obligations. In the event that any Change in Control benefits which Employee is entitled to receive from Bank (either under this Agreement or otherwise) constitute an “excess parachute payment” as defined for the purposes of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then such Change in Control benefits shall be reduced such that no “excess parachute payment” is received by Employee from Bank.

6.4

Mitigation of Benefits.  Employee shall not be required to mitigate the amount of any paid Change in Control benefit by seeking other employment or otherwise, nor shall the amount of any Change in Control benefit be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Bank or for any other reason.

7.

Confidential Information and Property of Bank.

7.1

Confidential Information.  Employee acknowledges and agrees that in connection with his employment by Bank, Employee will have access to certain confidential and proprietary information owned by and related to Bank.  For purposes of this Agreement, “Confidential Information” means any proprietary information of or related to Bank, including but not limited to: (i) operations manuals and guidelines, marketing manuals and plans and business strategies, techniques and methodologies; (ii) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, sales reports and business plans; (iii) any and all active prospective mergers or acquisitions of Bank, and all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (iv) all internal memoranda and other office records, including electronic and data processing files and records and financial information regarding customers of Bank and (v) any other information constituting a trade secret under governing trade secrets law.

7.2

Non-Disclosure of Confidential Information.  Employee shall not at any time willfully use, disclose or divulge any such Confidential Information to any person, firm or corporation, except: (i) in connection with the discharge of his duties hereunder; (ii) with the prior written consent of Bank which consent may be withheld in Bank's sole discretion or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Employee shall notify Bank as promptly as practicable and, if possible, prior to making such disclosure.  Employee shall use his best efforts to prevent any such disclosure by others.

8.

Remedies.  For purposes of Sections 5 and 7 of this Agreement, Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that it would be extremely difficult or impracticable to replace such services, that the material provisions of this Agreement are of crucial importance to Bank and that any damage caused by the breach of this Agreement could result in irreparable harm to the business of Bank. Accordingly, Employee agrees to employ his reasonable best efforts at all times to honor and comply with all of the provisions of this contract.

9.

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties with respect to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

10.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number then utilized by the party receiving the facsimile.  All notices shall be addressed to the parties to be served as follows:

(a) If to Bank:

The Commercial and Savings Bank of Millersburg

6 West Jackson Street

Millersburg, Ohio 44654

Attn:  Dr. Daniel Miller, Chairman of the Board

Copy to:

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio  45202

Attention: John E. Barnes, Esq.

b) If to Employee: C. James Bess 901 Kenyon Rd. Lupton, Michigan 48635

11.

Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

12.

Waiver.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

13.

Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

14.

Assignment.  Employee may not assign any rights under this Agreement without the prior written consent of Bank. If Bank, or any entity resulting from any stock purchase, merger or consolidation with or into Bank, is merged with or consolidated into or with any other entity or entities, or if substantially all of the stock or operating assets of any of the aforementioned entities is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in, or the entity resulting from, such asset purchase, merger or consolidation, or the entity to which such assets are sold or transferred.

15.

Headings; Gender.  The headings contained in this Agreement are for reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.  When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

16.

Mutual Negotiation.

Each party has been represented by counsel in drafting and negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated, prepared and drafted jointly hereto.  This Agreement shall not be construed against any party as the sole drafter or author of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG,

an Ohio state bank

By:

/s/ Daniel Miller

Dr. Daniel Miller

Its: Chairman of the Board of Directors

/s/

Witness

/s/ F. Joanne Vincent

Witness

EMPLOYEE

  /s/ C. James Bess

C. James Bess

/s/ Samuel P. Riggle, Jr.

Witness

/s/

Witness

exhibit10.2.doc

exhibit10.2.doc

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made a of the 1st day of September, 2001 by and between The Commercial and Savings Bank of Millersburg, an Ohio state bank with its principal office located at 6 West Jackson Street, Millersburg, Ohio  44654 (“Bank”) and C. James Bess, a resident of Michigan (“Employee”).

WHEREAS, Bank and Employee entered into an Employment Agreement effective as of March 1, 2001 (the “Agreement”); and

WHEREAS, Bank and Employee with to amend the Agreement.

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

             1.

Section 2.7 of the Agreement is deleted and replaced in its entirety with the following:

2.7  Housing Allowance.  For so long as Employee is receiving fees for serving as a director of Bank, or its parent corporation, CSB Bancorp, Inc. (“CSB”), as well as fees for attending directors meetings and meetings of the Executive Committee, Employee shall not receive a housing allowance.  In the event that Employee does not receive the fees described above, Employee shall be entitled to receive as a housing allowance an amount equal to the sum of (i) the annual amount received by a director of CSB, plus (ii) the amount received by a director of CSB for attending twelve monthly board meetings, plus (iii) the amount received by a director of CSB for attending eighteen meetings of the Executive Committee of CSB.

2.

Section 4.1 of the Agreement is deleted and replaced in its entirety with the following:

4.1  Term.  Employee shall be employed for a three (3) year term commencing on the Effective Date hereof, and ending on the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of this Agreement.

3.

The following provision is added to the Agreement:

In the event Employee purchases a residence in Holmes County, Ohio (the “Residence”), Bank agrees, at the termination of this Agreement for any reason and for a one year period after such termination, to purchase the Residence from Employee for the amount which Employee originally purchased the Residence.  Employee must notify Bank in writing that he will require Bank to purchase his Residence.  Employee must transfer the Residence to Bank by general warranty deed and the Residence must not be encumbered by any liens or other encumbrances.

If for any reason Bank or CSB is unable, for regulatory or other reasons, to purchase the Residence or otherwise fails to purchase the Residence from Employee within thirty (30) days of Employee’s request to Bank to purchase, then Bank shall pay Employee $50,000 in lieu of purchasing the Residence.  Upon payment of such amount to Employee, Bank shall have no further obligation hereunder.  In order to secure Bank’s obligation hereunder, contemporaneously with the execution of this Amendment, Bank shall deliver to the Trustee of the trust established pursuant to the Trust Agreement attached hereto as Exhibit A, the amount of $50,000.

4.

Section 4.2(b) of the Agreement is amended by adding the following to the end of the existing section:

“Notwithstanding any other provision of this Agreement “Good Reason” shall not exist if, during the last ninety (90) days of the Term of this Agreement, Bank appoints a new president provided that Employee remains the Chief Executive Officer of Bank.”

5.

Except as set forth above, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

THE COMMERCIAL AND SAVINGS

BANK OF MILLERSBURG

By: /s/ A. Lee Miller

SVP, CFO

(Name)

(Title)

  /s/ C. James Bess

C. James Bess

exhibit10.2.doc